As filed with the Securities and Exchange Commission on April 19, 2010
Registration No. 333-104248

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 5
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lodgian, Inc.
(Exact name of each registrant as specified in its charter)

Delaware	52-2093696
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

3445 Peachtree Road N.E., Suite 700
Atlanta, Georgia 30326
(404) 364-9400
(Address, including zip code, and telephone number,
including area code, of each registrant’s principal executive offices)

Daniel E. Ellis
President and Chief Executive Officer
3445 Peachtree Road N.E., Suite 700
Atlanta, Georgia 30326
(404) 364-9400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Alan J. Prince
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
(404) 572-4600
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

This Post-Effective Amendment No. 5 to Form S-3 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c) may determine.

DEREGISTRATION OF SECURITIES
     Lodgian, Inc., a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-3 (File No. 333-104428) initially filed with the Securities and Exchange Commission (the “Commission”) on April 2, 2003, as amended by Amendment No. 1 thereto, filed with the Commission on September 24, 2004, Amendment No. 2 thereto, filed with the Commission on December 3, 2004, Amendment No. 3 thereto, filed with the Commission on April 21, 2005 and Amendment No. 4 thereto, filed with the Commission on June 3, 2005 (as amended, the “Registration Statement”), by deregistering all of the securities registered on the Registration Statement that have not been sold or otherwise remain unissued (the “Remaining Securities”).
     On January 22, 2010, the Company, LSREF Lodging Investments, LLC, (“Purchaser”), and LSREF Lodging Merger Co., Inc., an affiliate of Purchaser (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on April 19, 2010 Merger Sub was merged with and into the Company, with the Company being the surviving corporation and continuing its separate existence under the laws of the State of Delaware (the “Merger”). Pursuant to the Merger Agreement, on April 19, 2010, each issued and outstanding share of common stock of the Company, other than any shares owned by the Company, Purchaser or Merger Sub and other than shares owned by stockholders properly demanding appraisal rights, were cancelled and converted automatically into the right to receive $2.50 in cash, without interest. Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.
     In accordance with the undertaking contained in Part II, Item 17(a)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 5 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Remaining Securities which remain unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 5 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 19, 2010.

LODGIAN, INC.
By:	/s/ Daniel E. Ellis
Daniel E. Ellis
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Ellis Daniel E. Ellis	President and Chief Executive Officer (Principal Executive Officer)	April 19, 2010

/s/ James A. MacLennan James A. MacLennan	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 19, 2010

/s/ Marc L. Lipshy Marc L. Lipshy	Director	April 19, 2010

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